Exhibit 10.2

MORTGAGE LOAN PURCHASE AGREEMENT

dated as of March 24, 2006

among

FREMONT INVESTMENT & LOAN,

as Responsible Party

SG MORTGAGE FINANCE CORP.,

as Seller

and

SG MORTGAGE SECURITIES, LLC,

as Purchaser

and

as acknowledged and agreed by

WELLS FARGO BANK, N.A.,

as Interim Trustee and Master Servicer

and

as Servicer

-i-

MORTGAGE LOAN PURCHASE AGREEMENT

This Mortgage Loan Purchase Agreement, dated as of March 24, 2006 (this “Agreement”), is among FREMONT INVESTMENT & LOAN CORPORATION, a California industrial bank (the “Responsible Party”), SG MORTGAGE FINANCE CORP., a Delaware corporation (the “Seller”), and SG MORTGAGE SECURITIES, LLC, a Delaware limited liability company (the “Purchaser”).

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement, dated as of the date hereof (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, Wells Fargo Bank, N.A. (“Wells Fargo”), as securities administrator, custodian and master servicer (in such capacities, the “Master Servicer”) and as servicer (in such capacity, the “Servicer”), and HSBC Bank USA, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, pursuant to the Master Mortgage Loan Purchase and Interim Servicing Agreement, dated as of January 26, 2006 (the “MMLPISA”), and the related Commitment Letter, dated as of December 8, 2005 (the “Commitment Letter”), each between the Responsible Party, as seller, and the Seller, as initial purchaser, the Seller purchased the Mortgage Loans from the Responsible Party, on a servicing released basis, and, in connection with any securitization of the Mortgage Loans, the Responsible Party agreed to cooperate with the Seller and to take certain actions (including, without limitation, to make the representations and warranties contained herein regarding the Responsible Party and the Mortgage Loans);

WHEREAS, pursuant to the Trust Agreement, dated as of May 18, 2005, between the Seller, as beneficiary, and Wells Fargo, as trustee (in such capacity, the “Interim Trustee”), the Interim Trustee holds legal title to the Mortgage Loans in trust for the benefit of the Seller, and, pursuant to the Custodial Agreement, dated as of August 16, 2005, between the Seller, as owner, and Wells Fargo, as custodian (the “Custodian”), the Custodian holds the Mortgage Loan Files in trust for the benefit of the Seller;

WHEREAS, the Servicer purchased, and the Seller sold, the servicing rights related to the Mortgage Loans pursuant to the Flow Servicing Rights Purchase and Sale Agreement, dated as of April 21, 2006, between the Seller and the Servicer, as purchaser;

WHEREAS, the Responsible Party will service the Mortgage Loans on behalf of the Seller through May 1, 2006, the Servicer will service the Mortgage Loans thereafter, and the Master Servicer will monitor, oversee and supervise the Servicer;

WHEREAS, the Seller intends to sell and the Purchaser intends to purchase the Mortgage Loans (as hereinafter identified) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund, which will be evidenced by a single series of asset-backed certificates designated as SG Mortgage Securities Trust 2006-FRE1 Asset-Backed Certificates, Series 2006-FRE1 (the “Certificates”), and the Certificates will consist of twenty classes of certificates and will be issued pursuant to the Pooling and Servicing Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Agreement to Purchase. The Seller agrees to sell and the Purchaser agrees to purchase, on May 11, 2006 (the “Closing Date”), all the Seller’s right title and interest in certain first lien and second lien, adjustable-rate and fixed-rate, interest-only and fully-amortizing, one- to four-family residential mortgage loans purchased by the Seller from the Responsible Party (as more fully defined in the Pooling and Servicing Agreement, the “Mortgage Loans”), having an aggregate principal balance as of the close of business on May 1, 2006, (the “Cut-off Date”) of approximately $944,012,811 (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans.

SECTION 2. Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the Mortgage Loans are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a Mortgage Loan Schedule, attached hereto as Exhibit 3 (the “Mortgage Loan Schedule”), that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges; provided, however, that “Mortgage Loan Schedule”, solely with respect to the representations and warranties of the Responsible Party hereunder, shall mean the mortgage loan schedule delivered by the Responsible Party in connection with its sale of the Mortgage Loans to the Seller on the Whole Loan Sale Date (as defined herein). The Mortgage Loan Schedule will conform to the requirements set forth in this Agreement and to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement.

SECTION 3. Consideration.

(a) In consideration for the Mortgage Loans to be purchased hereunder the Purchaser shall, as described in Section 8, pay to or upon the order of the Seller in immediately available funds an amount (the “Total Purchase Price”) equal to (i) the net sale proceeds of the Class A-1A, Class A-1B, Class A-2A, Class A-2B, Class A-2C, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9. Class M-10, Class M-11 and Class M-12 Certificates, and (ii) the Class CE, Class P and Class R Certificates.

(b) The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

(c) Pursuant to the Pooling and Servicing Agreement and the Assignment and Recognition Agreement, dated as of May 11, 2006, between the Purchaser, as assignor, the Trustee, as assignee, and the Seller, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders.

SECTION 4. Transfer of the Mortgage Loans.

(a) Possession of Mortgage Files. Each of the Seller and the Interim Trustee does hereby sell, and in connection therewith hereby assigns, to the Purchaser, effective as of the Closing Date, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the related Prepayment Charges. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser. Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b) Delivery of Mortgage Loan Documents. The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser the complete Mortgage File (as defined in Exhibit 1) for each Mortgage Loan included on the Mortgage Loan Schedule, which Mortgage File shall contain the Mortgage Loan Documents (as defined in Exhibit 2).

The Seller shall forward to the Purchaser original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan within two (2) weeks of their execution, provided, however, that the Seller shall provide the Purchaser with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation, subject to extension for reasonable cause.

In the event any document required to be delivered to the Purchaser pursuant to this Section 4(b), including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Purchaser, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Purchaser in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Section 7. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer’s certificate, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer’s certificate. In addition to its repurchase obligations set forth above in this paragraph, the Seller shall exert customary and diligent efforts to cause the delivery to the Purchaser of the documents required to be delivered under the preceding paragraphs. Each document required to be delivered under this Section 4(b) shall be delivered by the Seller within three hundred and sixty (360) days of the Closing Date.

(c) Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(d) Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller or the Responsible Party, and the assignee shall succeed to the rights hereunder of the Purchaser. Any out of pocket expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller or the Responsible Party under this Agreement will be promptly reimbursed by the Seller or the Responsible Party, as applicable.

(e) Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser, or to any assignee, transferee or designee of the Purchaser for examination, the Mortgage File pertaining to each Mortgage Loan or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination. Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within sixty (60) days after the Closing Date. If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, such Mortgage Loans shall be deleted from the Mortgage Loan Schedule. The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5. Representations, Warranties and Covenants of the Responsible Party and the Seller.

(a) The Responsible Party hereby represents and warrants to the Seller and the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Responsible Party is duly organized, validly existing and in good standing under the laws of the State of California, and has all licenses necessary to carry on its business as now being conducted. It is licensed in (or otherwise exempt from licensing), qualified to transact business in and is in good standing under the laws of the state in which any Mortgaged Property is located and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan. No licenses or approvals obtained by the Responsible Party have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation;

(ii) The Responsible Party has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Responsible Party has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Responsible Party, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(iii) The execution and delivery of this Agreement by the Responsible Party and the performance of and compliance with the terms of this Agreement which are applicable to the Responsible Party will not violate the Responsible Party’s articles of incorporation and by-laws or constitute a default under or result in a breach or acceleration of, any material contract, agreement or other instrument to which the Responsible Party is a party or which may be applicable to the Responsible Party or its assets;

(iv) The Responsible Party is not in violation of this Agreement, and the execution and delivery of this Agreement by the Responsible Party and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Responsible Party or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Responsible Party or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any benefits accruing pursuant to this Agreement;

(v) The Responsible Party is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, which would make the Responsible Party unable to comply with HUD eligibility requirements or which would require notification to HUD.

(vi) The Responsible Party does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of the Responsible Party contained in this Agreement;

(vii) The Mortgage Loan Documents and any other documents required to be delivered by the Seller with respect to each Mortgage Loan pursuant to this Agreement have been delivered by the Responsible Party to the Custodian;

(viii) Immediately prior to the sale of each Mortgage Loan to the Seller, the Responsible Party was the owner of record of the related Mortgage and the indebtedness evidenced by the related Mortgage Note and, in the event that the Responsible Party retains record title, the Responsible Party shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof;

(ix) There are no actions, suits or proceedings against, or investigations of, pending or, to the best of the Responsible Party’s knowledge, threatened, the Responsible Party before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement or (C) that would be likely to prohibit or materially and adversely affect the performance by the Responsible Party of its obligations under, or the validity or enforceability of, this Agreement;

(x) No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the Responsible Party of, or compliance by the Responsible Party with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(xi) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Responsible Party, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Responsible Party to the Seller were not and are not subject to the bulk transfer or any similar statutory provisions;

(xii) Neither this Agreement nor any written statement, report, tape, diskette, form or other document furnished or to be furnished by the Responsible Party (including the information delivered by the Responsible Party to the Seller with respect to the Responsible Party’s loan loss, foreclosure and delinquency experience on mortgage loans underwritten to the same standards as the Mortgage Loans and covering mortgaged properties similar to the Mortgaged Properties) in connection with the sale of the Mortgage Loans to the Seller or the transactions contemplated hereby contains any untrue statement of material fact;

(xiii) The transfer of the Mortgage Loans to the Seller has been and shall be treated as a sale on the books and records of the Responsible Party, and the Responsible Party has determined that, and will treat, the disposition of the Mortgage Loans for tax and accounting purposes as a sale. The Responsible Party has maintained a complete set of books and records for each Mortgage Loan which are clearly marked to reflect the ownership of each Mortgage Loan by the Seller;

(xiv) The consideration received by the Responsible Party upon the sale of the Mortgage Loans to the Seller constitutes fair consideration and reasonably equivalent value for such Mortgage Loans;

(xv) The Responsible Party is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The Responsible Party has not transferred any Mortgage Loan with any intent to hinder, delay or defraud any of its creditors;

(xvi) The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Responsible Party’s portfolio as to which the related representations and warranties set forth in Subsection 7.2 could be made and such selection was not made in a manner so as to affect adversely the interests of the Seller;

(xvii) The characteristics of the related Mortgage Loans are as set forth on the description of the pool characteristics provided to the Seller on the date on which the Responsible Party sold such Mortgage Loans to the Seller;

(xviii) The Responsible Party has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans to the Seller;

(xix) The Responsible Party is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the FDIC and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

(xx) The Responsible Party’s decision to originate any mortgage loan or to deny any mortgage loan application was an independent decision based upon Responsible Party’s underwriting guidelines, and was in no way made as a result of Seller’s decision to purchase, or not to purchase, or the price Seller may have offered to pay for, any such mortgage loan, if originated;

(xxi) The Responsible Party has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”), and the Responsible Party has established an anti-money laundering compliance program as required by the Anti-Money

Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “Specifically Designated National and Blocked Person” for purposes of the OFAC Regulations;

(xxii) The underwriting guidelines delivered by the Responsible Party to the Seller are true, correct and complete; and

(xxiii) The Responsible Party is in good standing, and has complied in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans, as applicable.

(b) The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Seller has the full corporate power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement.

(ii) The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Responsible Party, the Interim Trustee and the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization.

(iii) The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the certificate of incorporation or bylaws of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans.

(iv) No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of Delaware, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates.

(v) The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

(vi) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(vii) Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller will be the beneficial owner, and the Interim Trustee will be the legal owner, of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Total Purchase Price, in the event that the Seller retains or has retained record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof from and after the date hereof.

(viii) There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement.

(ix) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or any similar statutory provisions.

(x) The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

(xi) There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller.

(xii) The Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The Seller is not transferring any Mortgage Loan with any intent to hinder, delay or defraud any of its creditors.

(xiii) The Seller makes each of the additional representations and warranties set forth on Schedule I hereto.

(c) Provided that the corresponding representations and warranties made by the Responsible Party in Section 6 are true and correct, the Seller hereby makes such representations and warranties with the following modifications and exceptions:

(i) the words “Cut-Off Date” and “Whole Loan Sale Date” where they appear in Section 6 are deemed to be replaced with the words “Closing Date”; provided, however, that the words “Whole Loan Sale Date” where they appear in Section 6(c) and (yy) are replaced with the words “Cut-Off Date”;

(ii) to the extent that the representations and warranties made by Responsible Party as of the Cut-Off Date in Section 6(d), (s), and (jjjj) specifically exclude the Mortgage Loans listed on Exhibit 4, the Seller makes such representations and warranties as of the Closing Date with respect to such excluded Mortgage Loans; and

(iii) the Seller does not make the representations and warranties set forth in Section 6 (b) or (p).

(d) As of the Closing Date and immediately prior to the sale of the Mortgage Loans hereunder, the Seller is the sole beneficial and equitable owner of the related Mortgage Notes and the related Mortgages and has full right to transfer and sell the Mortgage Loans to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

SECTION 6. Representations and Warranties of the Responsible Party Relating to the Mortgage Loans.

The Responsible Party hereby represents and warrants to the Seller and the Purchaser that, as to each Mortgage Loan, as of the Cut-Off Date or such other date specified below:

(a) The information set forth in the related Mortgage Loan Schedule and the Mortgage Loan Data Tape, in each case, as delivered to the Seller or the Seller’s designee is complete, true and correct as of the Cut-Off Date or as of such other date set forth in the Mortgage Loan Schedule;

(b) As of January 26, 2006 (the “Whole Loan Sale Date”), the Mortgage Loan was in compliance with all requirements set forth in the Commitment Letter;

(c) Unless otherwise set forth in the Mortgage Loan Schedule, all payments required to be made up to the close of business on the Whole Loan Sale Date under the terms of the Mortgage Note have been made; the Responsible Party has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; and no monthly payment under the Mortgage Loan has been more than one (1) calendar month delinquent more than one time since origination;

(d) For each Mortgage Loan, as of the Whole Loan Sale Date, and, except for the Mortgage Loans specified on Exhibit 4, as of the Cut-Off Date, there are no delinquent taxes, ground rents, water and municipal charges, sewer rents, assessments, fire and hazard insurance premiums, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

(e) The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and is improved by a Residential Dwelling;

(f) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Interim Trustee; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(g) With respect to each Mortgage Loan, the Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and/or the Mortgage, or the exercise of any right thereunder, render the Mortgage or the Mortgage Note unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto and, immediately after giving effect to the closing of the Mortgage Loan, no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding;

(h) With respect to each Mortgage Loan, all buildings upon the Mortgaged Property are insured by an insurer generally acceptable to prudent lenders in the secondary mortgage market against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of prudent lenders in the secondary mortgage market. All such insurance policies contain a standard mortgagee clause naming the Responsible Party, its successors and assigns as mortgagee and all premiums thereon have been paid. If the Mortgaged Property is in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy is generally accepted in the secondary mortgage market. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Responsible Party has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws and all predatory and abusive lending laws applicable to the origination and servicing of the Mortgage Loans have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws, and the Responsible Party shall maintain in its possession, available for the inspection of the Purchaser or its designee, and shall deliver to the Purchaser or its designee, as soon as practicable, but no more than five days after request, evidence of compliance with such requirements;

(j) The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. Except as otherwise disclosed in the Mortgage Loan Schedule, the Responsible Party has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Responsible Party waived any default resulting from any action or inaction by the Mortgagor;

(k) With respect to each Mortgage Loan, the related Mortgage is properly recorded and is a valid, existing and enforceable (A) First Lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Responsible Party to be a First Lien (as reflected on the Mortgage Loan Schedule), or (B) Second Lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Responsible Party to be a Second Lien (as reflected on the Mortgage Loan Schedule), in either case, on the Mortgaged Property, including all improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made any time with respect to the foregoing. The lien of the Mortgage is subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value of the Mortgaged Property, (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (iv) with respect to each Mortgage Loan which is indicated by the Responsible Party to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) a First Lien on the Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable (A) First Lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Responsible Party to be a First Lien (as reflected on the Mortgage Loan Schedule) or (B) Second Lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Responsible Party to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, on the property described therein and the Responsible Party has full right to sell and assign the same to the Seller. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage, other than with respect to any Mortgage Loan for which the CLTV on the Mortgage Loan Schedule reflects the existence of a subordinate lien;

(l) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the Mortgagor and enforceable by the Purchaser against such Mortgagor in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally;

(m) All parties to the Mortgage Note, the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan, to execute and deliver the Mortgage Note, the Mortgage and any other related agreement and to pledge, grant or convey the interest therein purported to be conveyed, and the Mortgage Note, the Mortgage and any other related agreement have been duly and properly executed by such parties;

(n) The Mortgagor is a natural person;

(o) The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(p) On the Whole Loan Sale Date, the Responsible Party was the sole legal, beneficial and equitable owner of the Mortgage Note and the Mortgage and had full right and authority under all governmental and regulatory bodies having jurisdiction over the Responsible Party, subject to no interest or participation of, or agreement with, any party, to transfer and sell the Mortgage Loan to the Seller free and clear of any encumbrance or right of others, equity, lien, pledge, charge, mortgage, claim, participation interest or security interest of any nature (collectively, a “Lien”); and immediately upon the sale of the Mortgage Loans to the Seller, the Seller held good, marketable and indefeasible title to, and was the owner of, the Mortgage Loans subject to no lien;

(q) At the time of origination of the Mortgage Loan, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledged or otherwise, were in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located or were not required to be licensed in such state;

(r) The Mortgage Loan is covered by an American Land Title Association (“ALTA”) lender’s title insurance policy (which, in the case of an Adjustable Rate Mortgage Loan has an adjustable rate mortgage endorsement in the form of ALTA 6.0 or 6.1) generally acceptable in the secondary mortgage market, issued by a title insurer acceptable to prudent lenders in the secondary mortgage market and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (k)(i)-(iii) with respect to each First Lien Mortgage Loan and subject to the exceptions contained in (k)(i)-(iv) with respect to each Second Lien Mortgage Loan) the Responsible Party, its successors and assigns as to the first priority lien or the second priority lien, as applicable, of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The Responsible Party is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. Such lender’s title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Responsible Party’s interest therein does not require the consent of or notification to the related insurer. No claims have been made under such lender’s title insurance policy which have not been resolved favorably with respect to the Responsible Party, and no prior holder of the related Mortgage, including the Responsible Party, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(s) For each Mortgage Loan, as of the Whole Loan Sale Date, and, except for the Mortgage Loans specified on Exhibit 4, as of the Cut-Off Date, (i) other than payment delinquencies of one calendar month or less, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Responsible Party has not waived any default, breach, violation or event of acceleration, and (ii) with respect to each Mortgage Loan which is indicated by the Responsible Party to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) (A) the First Lien is in full force and effect, (B) other than payment delinquencies of one calendar month or less, there is no default, breach, violation or event of acceleration existing under such First Lien mortgage or the related mortgage note, (C) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (x) the First Lien mortgage contains a provision which allows or (y) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the First Lien mortgage;

(t) Except as insured against by the related title insurance policy, as of the origination of the Mortgage Loan, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(u) All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(v) The Mortgage Loan was originated by the Responsible Party, a broker or correspondent lender of the Responsible Party licensed in accordance with all applicable laws, rules and regulations of their applicable state licensing agency or by a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a federal or state authority, or by a mortgagee approved as such by the Secretary of HUD;

(w) Except with respect to Interest Only Loans, principal payments on the Mortgage Loan shall commence (with respect to any newly originated Mortgage Loans) or commenced no more than sixty-two days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate as set forth in the related Mortgage Note. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, other than a Balloon Loan (A) in the case of a Fixed Rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate and (B) in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. With respect to a Balloon Loan, the Monthly Payments are based on the amortization schedule set forth in the related Mortgage Note, with a final monthly payment substantially greater than the preceding monthly payment and which is sufficient to amortize the remaining principal balance of the Balloon Loan and to pay interest at the related Mortgage Interest Rate. The Index for each Adjustable Rate Mortgage Loan is as defined in the related Mortgage Loan Schedule. With respect to each Mortgage Loan identified on the Mortgage Loan Schedule as an interest-only Mortgage Loan, the interest-only period shall not exceed the period specified on the Mortgage Loan Schedule and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage Loan, except if such Mortgage Loan is a Balloon Loan. The Mortgage Loan Schedule shall set forth all Balloon Loans. The Mortgage Note does not permit negative amortization. No Mortgage Loan is a Convertible Mortgage Loan;

(x) The origination and collection practices used by the Responsible Party with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Responsible Party in accordance with the terms of the Mortgage Note. With respect to escrow deposits and Escrow Payments (other than with respect to each Mortgage Loan which is indicated by the Responsible Party to be a Second Lien Mortgage Loan and for which the mortgagee under the First Lien is collecting Escrow Payments (as reflected on the Mortgage Loan Schedule)), if any, all such payments are in the possession of, or under the control of, the Responsible Party and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Responsible Party have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Responsible Party for any work on a Mortgaged Property which has not been completed;

(y) (i) As of the Whole Loan Sale Date, the Mortgaged Property is free of material damage and waste, and (ii) as of the Cut-Off Date, to the best of the Responsible Party’s knowledge, the Mortgaged Property is free of material damage and waste, and there is no proceeding pending or threatened for the total or partial condemnation thereof nor is such a proceeding currently occurring;

(z) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Responsible Party and the Responsible Party has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act;

(aa) The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines of the Responsible Party in effect at the time the Mortgage Loan was originated, and the Mortgage Note and Mortgage are on forms acceptable to prudent lenders in the secondary mortgage market;

(bb) The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above;

(cc) The Mortgage File contains an appraisal of the related Mortgaged Property which (A) conformed to the standards of prudent lenders in the secondary mortgage market, (B) was conducted generally in accordance with the Underwriting Guidelines and included an assessment of the fair market value of the related Mortgaged Property at the time of such appraisal, and (C) was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of prudent lenders in the secondary mortgage market. Each appraisal of the Mortgage Loan was made in accordance with the relevant provisions of the FIRREA;

(dd) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(ee) No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Responsible Party, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ff) The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of fixed rate mortgage loans in the case of Fixed Rate Mortgage Loans, and adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to Refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

(gg) No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade in or exchange of a Mortgaged Property;

(hh) Taking into account the credit standing of the related Mortgagor and the Underwriting Guidelines, the Responsible Party has no knowledge of any circumstances or condition with respect to the Mortgaged Property, the Mortgagor, or the Mortgage that can reasonably be expected to cause the Mortgage Loan to become delinquent or adversely affect the value of the Mortgage Loan as compared to other mortgage loans in the Responsible Party’s portfolio meeting the eligibility requirements for the Mortgage Loans sold by the Responsible Party to the Seller or to cause any Mortgage Loan to prepay during any period materially faster or slower than similar mortgage loans held by the Responsible Party;

(ii) No Mortgage Loan had an LTV or CLTV at origination in excess of 100%;

(jj) As of the date of origination, the Mortgaged Property was lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No improvement located on or being part of any Mortgaged Property is in violation of any applicable zoning law or regulation;

(kk) There was no fraud or misrepresentation involved in the origination of the Mortgage Loan by the Responsible Party, the Mortgagor or any appraiser involved in the origination of the Mortgage Loan. The documents, instruments and agreements submitted for loan underwriting were not falsified. The Responsible Party has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein and neither the Responsible Party nor any Affiliate has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

(ll) With respect to any Mortgage Loan that is not a MERS Mortgage Loan, each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Seller) have been recorded, or are in the process of being recorded, in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Responsible Party. As to any Mortgage Loan which is not a MERS Mortgage Loan, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(mm) Any principal advances made to the Mortgagor prior to the Cut-Off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having (A) First Lien priority with respect to each Mortgage Loan which is indicated by the Responsible Party to be a First Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), or (B) Second Lien priority with respect to each Mortgage Loan which is indicated by the Responsible Party to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to prudent lenders in the secondary mortgage market. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(nn) If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of the Underwriting Guidelines;

(oo) Each Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a Cash-Out Refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a Prepayment Charge. The Responsible Party does not collect any such Prepayment Charges in connection with any such Texas Refinance Loan;

(pp) The source of the down payment with respect to each Mortgage Loan has been verified by the Responsible Party pursuant to the Underwriting Guidelines;

(qq) Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(rr) As of the Whole Loan Sale Date, the Mortgaged Property was, and as of the Cut-Off Date, to the best of the Responsible Party’s knowledge, was, in material compliance with all applicable environmental laws pertaining to environmental hazards including, without limitation, asbestos, and neither the Responsible Party nor, to the Responsible Party’s knowledge, the related Mortgagor, has received any notice of any violation or potential violation of such law;

(ss) The Responsible Party shall, at its own expense, cause each First Lien Mortgage Loan to be covered by a “life of loan” Tax Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee; provided however, that if the Responsible Party fails to purchase such Tax Service Contract, the Responsible Party shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with the purchase of any such Tax Service Contract;

(tt) The Responsible Party has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories) on a monthly basis;

(uu) No Mortgage Loan is (a) subject to the provisions of the Homeownership and Equity Protection Act of 1994 as amended (“HOEPA”), (b) a “high cost home”, “covered” (excluding home loans defined as “covered home loans” pursuant to clause (1) of the definition of that term in the New Jersey Home Ownership Security Act), “high risk home”, “threshold” or “predatory” loan under any other applicable state, federal, or local law, including any predatory or abusive lending laws, or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees or (c) a High Cost Loan or Covered Home Loan, as applicable (as such terms are defined in the Standard and Poor’s LEVELS® Glossary Revised, Appendix E);

(vv) No predatory, abusive, or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no apparent benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan;

(ww) The debt-to-income ratio of the related Mortgagor was not greater than 60% at the origination of the related Mortgage Loan, unless otherwise set forth in the Mortgage Loan Schedule;

(xx) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, unemployment, property, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to finance or purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(yy) The Mortgage Loan was not selected from the Responsible Party’s portfolio of mortgage loans that, as of the related Whole Loan Sale Date, met the eligibility requirements for the Mortgage Loans sold by the Responsible Party to the Seller in a manner so as to adversely affect the interests of the Seller or the Purchaser;

(zz) Unless otherwise disclosed to the Seller, the Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(aaa) The Mortgage Loan complies with all applicable consumer credit statutes and regulations, including, without limitation, the respective Uniform Consumer Credit Code laws in effect in Colorado, Idaho, Indiana, Iowa, Kansas, Maine, Oklahoma, South Carolina, Utah and Wyoming, has been originated by a properly licensed entity, and in all other respects, complies with all of the material requirements of any such applicable laws;

(bbb) The information set forth in the Mortgage Loan Schedule with respect to Prepayment Charges is complete, true and correct in all material respects, and each Prepayment Charge is permissible and enforceable in accordance with its terms upon the Mortgagor’s full and voluntary principal prepayment under applicable law, except to the extent that: (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights; (2) the collectability thereof may be limited due to acceleration in connection with a foreclosure or other involuntary prepayment; or (3) subsequent changes in applicable law may limit or prohibit enforceability thereof under applicable law;

(ccc) Each Mortgage Loan and Prepayment Charge associated with the Mortgage Loan at origination complied in all material respects with applicable local, state and federal laws, including, without limitation, usury, equal credit opportunity, real estate settlement procedures, truth-in-lending and disclosure laws, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws;

(ddd) The Mortgage Loan was not prepaid in full prior to the Closing Date and the Responsible Party has not received notification from a Mortgagor that a prepayment in full shall be made after the Closing Date;

(eee) No Mortgage Loan is secured by commercial property or mixed use property unless such mixed use property is subject to de minimis commercial use and such commercial use was not taken into account in valuing the related Mortgaged Property;

(fff) As of the Whole Loan Sale Date, each Mortgage Loan was eligible for sale in the secondary mortgage market or for inclusion in a Securitization Transaction without unreasonable credit enhancement;

(ggg) With respect to any Mortgage Loan that contains a provision permitting imposition of a Prepayment Charge: (i) prior to the Mortgage Loan’s origination, the Mortgagor agreed to such Prepayment Charge in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan’s origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the Prepayment Charge is disclosed to the Mortgagor in the Mortgage Loan documents pursuant to applicable state and federal law, (iv) for Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment penalty period shall not exceed three (3) years from the date of the Mortgage Note, unless the Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period, (v) for Mortgage Loans originated prior to October 1, 2002, the duration of the prepayment penalty period did not exceed five (5) years from the date of the Mortgage Note, and (vi) notwithstanding any state or federal law to the contrary, the Responsible Party has not imposed any such Prepayment Charge in any instance when the Mortgage debt was accelerated as the result of the Mortgagor’s default in making the Mortgage Loan payments;

(hhh) The Responsible Party has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); the Responsible Party has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a “blocked person” for purposes of the OFAC Regulations;

(iii) With respect to each Mortgage Loan that is secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of the related Mortgaged Property and not by a fee interest in such Mortgaged Property, as of the Whole Loan Sale Date each of the following are true and correct, and, as of the Cut-Off Date, to the best of the Responsible Party’s knowledge, the following are true and correct:

(i) The Mortgagor is the owner of a valid and subsisting interest as tenant under the ground lease;

(ii) The ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise;

(iii) The Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder;

(iv) The lessor under the ground lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

(v) The term of the ground lease exceeds the maturity date of the related Mortgage Loan by at least ten years;

(vi) The ground lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged. The ground lease grants any leasehold mortgagee standard protection necessary to protect the security of a leasehold mortgagee;

(vii) The ground lease does not contain any default provisions that could give rise to forfeiture or termination of the ground lease except for the non-payment of the ground lease rents;

(viii) The execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the ground lease ground lease; and

(ix) The ground lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor.

(jjj) No Mortgage Loan is secured by real property located in the state of Georgia unless (x) such Mortgage Loan was originated (or modified) prior to October 1, 2002 or after March 6, 2003, or, (y) the property securing the Mortgage Loan is not, nor will be, occupied by the Mortgagor as the Mortgagor’s principal dwelling. No Mortgage Loan is a “High Cost Home Loan” as defined in the Georgia Fair Lending Act, as amended (the “Georgia Act”). Each Mortgage Loan that is a “Home Loan” under the Georgia Act complies with all applicable provisions of the Georgia Act.

(kkk) Each Mortgagor was assigned the highest credit grade available with respect to a Mortgage Loan product offered by the originator of such Mortgage Loan taking into account the credit history, debt-to-income ratio and loan requirements for such Mortgagor;

(lll) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(mmm) All points and fees related to each Mortgage Loan were disclosed in writing to the related Mortgagor in accordance with applicable state and federal law and regulation. All points and fees related to each Mortgage Loan are listed on the Mortgage Loan Schedule and are complete, true and correct;

(nnn) With respect to each MERS Mortgage Loan, a MIN has been assigned by MERS and such MIN is accurately provided on the related Mortgage Loan Schedule. The related assignment of Mortgage to MERS has been duly and properly recorded;

(ooo) With respect to each MERS Mortgage Loan, the Responsible Party has not received any notice of liens or legal actions with respect to such Mortgage Loan and no such notices have been electronically posted by MERS;

(ppp) No Mortgage Loan is a “High-Cost” loan as defined under the New York Banking Law Section 6-1, as amended effective as of April 1, 2003;

(qqq) No Mortgage Loan is a “High Cost Home Loan” as defined in the Arkansas Home Loan Protection Act effective July 16, 2003, as amended (Act 1340 or 2003);

(rrr) No Mortgage Loan is a “High Cost Home Loan” as defined in the Kentucky high-cost loan statute effective June 24, 2003, as amended (Ky. Rev. Stat. Section 360.100);

(sss) No Mortgage Loan secured by property located in the State of Nevada is a “home loan” as defined in the Nevada Assembly Bill No. 284, as amended;

(ttt) No Mortgage Loan is a “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(uuu) Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1);

(vvv) No Mortgage Loan is a subsection 10 mortgage under the Oklahoma Home Ownership and Equity protection Act, as amended;

(www) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, as amended (N.M. Stat. Ann. §§ 58-21A-1 et seq.);

(xxx) No Mortgage Loan is a “High-Risk Home Loan” as defined in the Illinois High-Risk Home Loan Act effective January 1, 2004, as amended (815 Ill. Comp. Stat. 137/1 et seq.);

(yyy) No Mortgage Loan that is secured by property located within the State of Maine meets the definition of a (i) “high-rate, high-fee” mortgage loan under Article VIII, Title 9-A of the Maine Consumer Credit Code or (ii) “High-Cost Home Loan” as defined under the Maine House Bill 383 L.D. 494, as amended effective as of September 13, 2003;

(zzz) With respect to any Mortgage Loan originated on or after July 1, 2004, (i) the Mortgage Loan is not subject to mandatory arbitration and (ii) neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(aaaa) No Mortgage Loan is a “High-Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C);

(bbbb) No Mortgage Loan secured by a Mortgage Property located in the State of Illinois is in violation of the provisions of the Illinois Interest Act, including Section 4.1a which provides that no such Mortgage Loan with a Mortgage Interest Rate in excess of 8.0% per annum has lender-imposed fees (or other charges) in excess of 3.0% of the original principal balance of the Mortgage Loan;

(cccc) No Mortgage Loan is a “High Cost Home Loan” as defined in the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. Sections 24-9-1 through 24-9-9);

(dddd) No Mortgage Loan secured by a Mortgaged Property located in Summit County, Ohio is in violation of the Summit County Anti-Predatory Lending Ordinance;

(eeee) No Mortgage Loan secured by a Mortgaged Property located in the Commonwealth of Massachusetts for which the application was taken on or after November 7, 2004, was made to pay off or refinance an existing loan or other debt of the related borrower (as the term “borrower” is defined in the regulations promulgated by the Massachusetts Secretary of State in connection with Massachusetts House Bill 4880 (2004)) unless either (1)(a) for a closed-end first-lien Mortgage Loan, the related Mortgage Interest Rate (based on the interest rate that would be effective once any introductory rate expires, with respect to Adjustable Rate Mortgage Loans for which applications were taken on or after November 7, 2004, but before January 14, 2005) did or would not exceed by more than 2.25% (or 2.50% with respect to any Mortgage Loan for which an application was taken on or after January 14, 2005) the yield on United States Treasury securities having comparable periods of maturity to the maturity of the related Mortgage Loan as of the fifteenth day of the month immediately preceding the month in which the application for the extension of credit was received by the related lender; (b) for a closed-end subordinate-lien Mortgage Loan, the related Mortgage Interest Rate (based on the interest rate that would be effective once any introductory rate expires, with respect to Adjustable Rate Mortgage Loans for which applications were taken on or after November 7, 2004, but before January 14, 2005) did or would not exceed by more than 3.25% (or 3.50% with respect to any Mortgage Loan for which an application was taken on or after January 14, 2005) the yield on United States Treasury securities having comparable periods of maturity to the maturity of the related Mortgage Loan as of the fifteenth day of the month immediately preceding the month in which the application for the extension of credit was received by the related lender; (c) the Mortgage Loan is an “open-end home loan” (as such term is used in Massachusetts House Bill 4880 (2004)) and the related Mortgage Note provides that the related Mortgage Interest Rate may not exceed at any time the prime rate index as published in The Wall Street Journal plus a margin of one percent; or (d) the existing loan or other debt was consummated more than 60 months prior to the Mortgage Loan; or (2) such Mortgage Loan is in the “borrower’s interest,” as documented by a “borrower’s interest worksheet” for the particular Mortgage Loan, which worksheet incorporates the factors set forth in Massachusetts House Bill 4880 (2004) and the regulations promulgated thereunder for determining “borrower’s interest,” and otherwise complies in all material respects with the laws of the Commonwealth of Massachusetts;

(ffff) No Mortgage Loan has a balloon payment feature unless otherwise set forth in the Mortgage Loan Data Tape;

(gggg) Each First Lien Mortgage Loan is covered by a “life of loan” Flood Zone Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee or, for each Mortgage Loan not covered by such Flood Zone Service Contract, the Responsible Party agrees to purchase such Flood Zone Service Contract;

(hhhh) With respect to each Mortgage Loan which is a Second Lien, (i) the related first lien does not provide for negative amortization and (ii) either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File;

(iiii) With respect to each Second Lien Mortgage Loan, the related first lien mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under such Second Lien Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage;

(jjjj) With respect to each Second Lien Mortgage Loan, as of the Whole Loan Sale Date, and, except for the Mortgage Loans specified on Exhibit 4, as of the Cut-Off Date, neither the Responsible Party, nor the Servicer have received a written notice of default of any senior mortgage loan related to the Mortgaged Property;

(kkkk) No Mortgage Loan is a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003 (N.J.S.A. 46:10B et seq.);

(llll) Each Mortgage Loan has a Credit Score of not less than 500;

(mmmm) Each Group II Mortgage Loan is in compliance with the antipredatory lending eligibility for purchase requirements of Fannie Mae’s Selling Guide; and

(nnnn) With respect to each Group II Mortgage Loan, except in the case of a Mortgage Loan in an original principal amount of less than $60,000 which would have resulted in an unprofitable origination, no related Mortgagor was charged “points and fees” (whether or not financed) in an amount greater than 5% of the principal amount of such loan, such 5% limitation is calculated in accordance with Fannie Mae’s anti-predatory lending requirements as set forth in the Fannie Mae Selling Guide.

SECTION 7. Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a) The representations and warranties contained in Sections 5(c) and 6 shall not be impaired by any review and examination of Mortgage Files or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of holders of the Certificates.

(b) Upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred as required hereunder by or at the direction of the Seller pursuant to Sections 4 or 7(e), or by or at the direction of the Responsible Party pursuant to Section 7(e), as part of any Mortgage File, the party discovering such defective or missing document shall give prompt written notice to the Seller or the Responsible Party, as applicable, and, upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of a breach of any of the representations and warranties contained in Sections 5(c) or 6 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Responsible Party and the Seller.

(c) Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Responsible Party of any breach of a representation or warranty under Section 5(c) or 6 which materially and adversely affects the value of a Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the Responsible Party or Seller, as applicable, (the “Applicable Party”) shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Applicable Party shall, at the option of the Purchaser (or the Purchaser’s assignee, transferee or designee), repurchase such Mortgage Loan at the Repurchase Price within five (5) Business Days following the expiration of the related cure period. In the event that a breach shall involve any representation or warranty set forth in Section 5(c) or 6 and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Applicable Party of such breach, such Mortgage Loan shall, at the option of the Purchaser (or the Purchaser’s assignee, transferee or designee), be repurchased by the Applicable Party at the Repurchase Price. The Applicable Party shall, at the request of the Purchaser (or the Purchaser’s assignee, transferee or designee) and assuming that the Applicable Party has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans; provided that such substitution shall be effected not later than 120 days after notice to the Applicable Party of such breach; and provided, further, that any substitutions of a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan

must be effected prior to the date which is two years after the Closing Date and may not be made unless an opinion of counsel is provided to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust Fund, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code, or (b) any REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding. If the Applicable Party has no Qualified Substitute Mortgage Loan, the Applicable Party shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the foregoing provisions of this Section 7(c) shall occur on a date designated by the Purchaser (or the Purchaser’s assignee, transferee or designee) and shall be accomplished by wire transfer of immediately available funds on the repurchase date to the Servicer for deposit in the Collection Account. Notwithstanding anything to the contrary contained herein, it is understood by the parties hereto that a breach of the representations and warranties set forth in Section 6(tt), (uu), (xx), (ggg), (sss), (ttt) or (yyy) will be deemed to materially and adversely affect the value of the related Mortgage Loan or the interest of the Purchaser or the Purchaser’s assignee, transferee or designee therein.

At the time of repurchase of any deficient Mortgage Loan or substitution of any Deleted Mortgage Loan, the Applicable Party and the Purchaser (or the Purchaser’s assignee, transferee or designee) shall arrange for the reassignment of the repurchased Mortgage Loan or Deleted Mortgage Loan to the Applicable Party and the delivery to the Applicable Party of any documents held by the Custodian relating to such Mortgage Loan. Upon such repurchase or substitution, the related Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan or the Deleted Mortgage Loan from this Agreement.

Upon any substitution hereunder, such Qualified Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Applicable Party shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Sections 5(c) and 6, as applicable.

For any month in which the Applicable Party substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer, pursuant to the Pooling and Servicing Agreement, will determine the amount (the “Substitution Shortfall Amount”), if any, by which the aggregate Repurchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Scheduled Principal Balance thereof as of the date of substitution, together with one month’s interest on such Scheduled Principal Balance at the applicable Net Mortgage Rate, plus all outstanding P&I Advances and Servicing Advances (including Nonrecoverable P&I Advances and Nonrecoverable Servicing Advances) related thereto. On the date of such substitution, the Applicable Party will deliver or cause to be delivered to the Servicer for deposit in the Collection Account an amount equal to the Substitution Shortfall Amount, if any, and the Purchaser (or the Purchaser’s assignee, transferee or designee), upon receipt of the related Qualified Substitute Mortgage Loan or Loans, upon receipt of a request for release and certification by the Servicer of such deposit, shall release to the Applicable Party the related Mortgage File or Files and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as the Applicable Party shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

(d) Notwithstanding the foregoing, within 90 days of the earlier of discovery, or receipt of notice, by the Responsible Party or the Seller of the breach of the representation of the Responsible Party or the Seller set forth in Section 6(ggg) (or, in the case of the Seller, Section 5(c) as it relates to Section 6(ggg)) which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, the Responsible Party or the Seller, as applicable, shall pay the amount of the scheduled Prepayment Charge, for the benefit of the Holders of the Class P Certificates by remitting such amount to the Servicer for deposit into the Collection Account, net of any amount previously collected by the Servicer or paid by the Servicer, for the benefit of the Holders of the Class P Certificates in respect of such Prepayment Charge.

(e) In the event that any Mortgage Loan is substituted pursuant to this Section 7, the Applicable Party shall deliver, with respect to such Qualified Substitute Mortgage Loan, at such party’s expense, such documents as are required by, and subject to the terms of, Section 4 within five (5) days of any such substitution or repurchase. In the event that any such material document is not so delivered, the Applicable Party shall repurchase such Qualified Substitute Mortgage Loan in the manner set forth in Section 7(c).

(f) Notwithstanding the foregoing, with respect to an alleged breach of a representation and warranty which breach is covered by a title insurance policy, the Purchaser shall use reasonable efforts to enforce the provisions of any related title insurance policy prior to seeking a remedy against the Responsible Party or the Seller hereunder.

(g) It is understood and agreed that the obligations of the Responsible Party or the Seller set forth in this Section 7 to cure or repurchase a defective Mortgage Loan constitute the sole remedies of the Purchaser against the Responsible Party or the Seller respecting a missing document or a breach of the representations and warranties contained in Sections 5(c) and 6.

SECTION 8. Closing; Payment for the Mortgage Loans.

The closing shall be subject to each of the following conditions:

(a) All of the representations and warranties of the Seller and the Responsible Party under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b) The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c) The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d) All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement, by delivery to the Seller of the Total Purchase Price.

SECTION 9. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a) An Officer’s Certificate of the Seller, dated the Closing Date, in form satisfactory to and upon which the Purchaser may rely, and attached thereto copies of the certificate of incorporation, bylaws and certificate of good standing of the Seller;

(b) An Opinion of Counsel of the Seller, dated the Closing Date, in form satisfactory to and addressed to the Purchaser and the Representative;

(c) An Officer’s Certificate of the Responsible Party, dated the Closing Date, in form satisfactory to and upon which the Purchaser and the Representative may rely, and attached thereto copies of the certificate of incorporation, bylaws and certificate of good standing of the Responsible Party;

(d) An Opinion of Counsel of the Responsible Party, dated the Closing Date, in form satisfactory to and addressed to the Purchaser and the Representative;

(e) Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement;

(f) A letter from Deloitte and Touche LLP, certified public accountants, to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Purchaser’s prospectus supplement for the Certificates dated March 27, 2006 (the “Prospectus Supplement”) relating to the Certificates contained under the captions “Summary of Terms—Mortgage Loans”, “Risk Factors” (to the extent of information concerning the Mortgage Loans contained therein) and “The Mortgage Pool” agrees with the records of the Responsible Party; and

(g) Such further information, certificates, opinions and documents as the Purchaser or the Representative may reasonably request.

SECTION 10. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, recording fees, fees for title policy endorsements and continuations and, except as set forth in Section 4(b), the fees for recording Assignments.

The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) the fees and expenses of the Seller’s accountants and attorneys, the costs and expenses incurred in connection with producing the Servicer’s or any Subservicer’s loan loss, foreclosure and delinquency experience, the costs and expenses incurred in connection with obtaining the documents referred to in Section 9, the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus and Prospectus Supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee, the Master Servicer, the Securities Administrator and the Custodian, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates and the fees charged by any rating agency to rate the Certificates. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 11. Indemnification. The Responsible Party shall indemnify and hold harmless each of (i) the Purchaser, (ii) the Underwriters, (iii) the Person, if any, to which the Purchaser assigns its rights in and to a Mortgage Loan and each of their respective successors and assigns and (iv) each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ((i) through (iv) collectively, the “Indemnified Party”) against any and all losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement or any private placement memorandum relating to the offering by the Purchaser or an affiliate thereof of the Class M-10 Certificates, the Class M-11 Certificates, the Class M-12 Certificates, the Class CE Certificates, the Class P Certificates or the Class R Certificates, or the omission or the alleged omission to state therein the material fact necessary in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with (i) information furnished in writing to the Purchaser or any of its affiliates by the Responsible Party or any of its affiliates specifically for use therein, which shall include, with respect to the Prospectus Supplement, the information set forth under the caption “The Originator” and, with respect to any private placement memorandum, any information of a comparable nature, or (ii) the data files containing information with respect to the Mortgage Loans as transmitted (electronically or otherwise) to the Purchaser by the Responsible Party or any of its affiliates (as such transmitted information may have been amended in writing by the Responsible Party or any of its affiliates subsequent to such transmission), (b) any representation, warranty or covenant made by the Responsible Party or any affiliate of the Responsible Party herein (other than in Section 6) or in the MMLPISA (other than in Section 7.02 thereof), on which the Purchaser has relied, being, or alleged to be, untrue or incorrect or (c) any collateral information provided by any Underwriter to a purchaser of the Certificates derived from the data contained in clause (ii) and the Remittance Report or a current collateral tape obtained from the Responsible Party or an affiliate of the Responsible Party, including the current Stated Principal Balances of the Mortgage Loans (only to the extent that any such errors or omissions were due to errors or omissions in the data or information delivered by the Responsible Party); provided, however, that to the extent that any such losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject arise out of or are based upon both (1) statements, omissions, representations, warranties or covenants of the Seller described in clause (a), (b) or (c) above and (2) any other factual basis, the Seller shall indemnify and hold harmless the Indemnified Party only to the extent that the losses, claims, expenses, damages, or liabilities of the person or persons asserting the claim are determined to rise from or be based upon matters set forth in clause (a) above and do not result from the gross negligence or willful misconduct of such Indemnified Party. This indemnity shall be in addition to any liability that the Seller may otherwise have.

SECTION 12. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, if to the Purchaser, addressed to SG Mortgage Securities, LLC, at 1221 Avenue of the Americas, New York, NY 10020, Facsimile: (212) 278-7320, Attention: Arnaud Denis, or such other address as may hereafter be furnished to the Responsible Party and the Seller in writing by the Purchaser; if to the Responsible Party, addressed to Fremont Investment & Loan at 2727 East Imperial Highway, Brea, CA 92821, Facsimile: (714) 433-7587, Attention: David Wells, or such other address as may hereafter be furnished to the Seller and the Purchaser in writing by the Responsible Party; if to the Seller, addressed to SG Mortgage Finance Corp. at 1221 Avenue of the Americas, New York, NY 10020, Facsimile: (212) 278-7320, Attention: Carole Mortensen, or to such other address as the Seller may designate in writing to the Purchaser and the Responsible Party.

SECTION 13. Severability of Provisions. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 14. Agreement of Parties. The Seller, the Responsible Party and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 15. Survival. (a) The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

(b) The Responsible Party agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Seller and the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Seller or the Purchaser or on the behalf of either of them, and that the representations, warranties and agreements made by the Responsible Party herein or in any such certificate or other instrument shall continue in full force and effect, notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 17. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession” by the secured party for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

[Signatures follow]

IN WITNESS WHEREOF, the Purchaser, the Seller and the Responsible Party have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

SG MORTGAGE SECURITIES, LLC, as Purchaser

By:	/s/ Abner Figueroa
Name:	Abner Figueroa
Title:	Director

S-1	Mortgage Loan Purchase Agreement

SG MORTGAGE FINANCE CORP., as Seller

By:	/s/ Carole A. Mortensen
Name:	Carole A. Mortensen
Title:	Director

S-2	Mortgage Loan Purchase Agreement

FREMONT INVESTMENT & LOAN, as Responsible Party

By:	/s/ Jeff Crusinberry
Name:	Jeff Crusinberry
Title:	Senior Vice President

S-3	Mortgage Loan Purchase Agreement

Acknowledged and Accepted by:

WELLS FARGO BANK, N.A., as Interim

Trustee and Master Servicer

By:	/s/ Peter A. Gobell
Name:	Peter A. Gobell
Title:	Vice President

S-4	Mortgage Loan Purchase Agreement

Acknowledged and Accepted by:

WELLS FARGO BANK, N.A., as Servicer

By:	/s/ Laurie Mc Googon
Name:	Laurie Mc Googon
Title:	Vice President

S-5	Mortgage Loan Purchase Agreement

Schedule I

The Seller hereby represents, warrants, and covenants to the Purchaser as follows on the Closing Date and on each Distribution Date thereafter:

General

1. This Agreement creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code (“UCC”)) in the Mortgage Loans in favor of the Purchaser which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Seller.

2. The Mortgage Loans constitute “general intangibles” or “instruments” within the meaning of the applicable UCC.

3. The Collection Account and all subaccounts thereof constitute either a deposit account or a securities account.

4. To the extent that payments and collections received or made with respect to the Mortgage Loans constitute securities entitlements, such payments and collections have been and will have been credited to the Collection Account. The securities intermediary for the Collection Account has agreed to treat all assets credited to the Collection Account as “financial assets” within the meaning of the applicable UCC.

Creation

5. The Seller owns and has equitable title to the Mortgage Loans free and clear of any lien, claim or encumbrance of any Person, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the lien attaches is not impaired during the pendency of such proceeding.

6. The Seller has received all consents and approvals to the sale of the Mortgage Loans hereunder to the Purchaser required by the terms of the Mortgage Loans that constitute instruments.

7. To the extent the Collection Account or subaccounts thereof constitute securities entitlements, certificated securities or uncertificated securities, the Seller has received all consents and approvals required to transfer to the Purchaser its interest and rights in the Collection Account hereunder.

Perfection

8. The Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper

Schedule I-1

filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Mortgage Loans from the Seller to the Purchaser and the security interest in the Mortgage Loans granted to the Purchaser hereunder.

9. With respect to the Collection Account and all subaccounts that constitute deposit accounts, either:

(i) the Seller has delivered to the Purchaser a fully-executed agreement pursuant to which the bank maintaining the deposit accounts has agreed to comply with all instructions originated by the Purchaser directing disposition of the funds in the Collection Account without further consent by the Seller; or

(ii) the Seller has taken all steps necessary to cause the Purchaser to become the account holder of the Collection Account.

10. With respect to the Collection Account or subaccounts thereof that constitute securities accounts or securities entitlements, either:

(i) the Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collection Account granted by the Seller to the Purchaser; or

(ii) the Seller has delivered to the Purchaser a fully-executed agreement pursuant to which the securities intermediary has agreed to comply with all instructions originated by the Purchaser relating to the Collection Account without further consent by the Purchaser; or

(iii) the Seller has taken all steps necessary to cause the securities intermediary to identify in its records the Purchaser as the person having a security entitlement against the securities intermediary in the Collection Account.

Priority

11. Other than the transfer of the Mortgage Loans to the Purchaser pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Mortgage Loans. The Seller has not authorized the filing of, or is not aware of any financing statements against the Seller that include a description of collateral covering the Mortgage Loans other than any financing statement relating to the security interest granted to the Purchaser hereunder or that has been terminated.

12. The Seller is not aware of any judgment, ERISA or tax lien filings against the Seller.

13. The Trustee (or the Custodian on its behalf) has in its possession all original copies of the Mortgage Notes that constitute or evidence the Mortgage Loans. To the Seller’s knowledge, none of the instruments that constitute or evidence the Mortgage Loans has

Schedule I-2

any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser or its designee. All financing statements filed or to be filed against the Seller in favor of the Purchaser in connection herewith describing the Mortgage Loans contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Purchaser.”

14. Neither the Collection Account nor any subaccount thereof is in the name of any person other than the Seller or the Purchaser or in the name of its nominee. The Seller has not consented for the securities intermediary of the Collection Account to comply with entitlement orders of any person other than the Purchaser or its designee.

15. Survival of Perfection Representations. Notwithstanding any other provision of this Agreement or any other transaction document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of the Servicer’s rights to act as such) until such time as all obligations under this Agreement have been finally and fully paid and performed.

16. No Waiver. The parties to this Agreement (i) shall not, without obtaining a confirmation of the then-current rating of the Certificates waive any of the Perfection Representations, and (ii) shall provide the Rating Agencies with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining a confirmation of the then-current rating of the Certificates (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

17. Seller to Maintain Perfection and Priority. The Seller covenants that, in order to evidence the interests of the Seller and the Purchaser under this Agreement, the Seller shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below), unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Purchaser) to maintain and perfect, as a first priority interest, the Purchaser’s security interest in the Mortgage Loans. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Purchaser or its designee to authorize (based in reliance on the Opinion of Counsel hereinafter provided for) the Seller to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Purchaser’s security interest in the Mortgage Loans as a first-priority interest (each a “Filing”). The Seller shall present each such Filing to the Purchaser or its designee together with (x) an Opinion of Counsel to the effect that such Filing is (i) consistent with the grant of the security interest to the Purchaser pursuant to Section 17 of this Agreement, (ii) satisfies all requirements and conditions to such Filing in this Agreement and (iii) satisfies the requirements for a Filing of such type under the Uniform Commercial Code in the applicable jurisdiction (or if the Uniform Commercial Code does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Purchaser’s signature. Upon receipt of such Opinion of Counsel and form of authorization, the Purchaser shall promptly authorize in writing the Seller to, and the Seller shall, effect such Filing under the UCC without the signature of the Seller or the Purchaser where

Schedule I-3

allowed by applicable law. Notwithstanding anything else in the transaction documents to the contrary, the Seller shall not have any authority to effect a Filing without obtaining written authorization from the Purchaser or its designee.

Schedule I-4

EXHIBIT 1

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items:

(1)	Mortgage Loan Documents.

(2)	Residential loan application.

(3)	Mortgage Loan closing statement.

(4)	Verification of employment and income.

(5)	Verification of acceptable evidence of source and amount of down payment.

(6)	Credit report on Mortgagor.

(7)	Residential appraisal report.

(8)	Photograph of the Mortgaged Property.

(9)	Survey of the Mortgaged Property.

(10)	Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

(11)	All required disclosure statements and statement of Mortgagor confirming receipt thereof.

(12)	If available, termite report, structural engineer’s report, water potability and septic certification.

(13)	Sales Contract, if applicable.

(14)	Hazard insurance policy.

(15)	Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

(16)	Amortization schedule, if available.

(17)	Payment history for Mortgage Loans that have been closed for more than 90 days.

Exhibit 1-1

EXHIBIT 2

MORTGAGE LOAN DOCUMENTS

With respect to each Mortgage Loan, the Mortgage Loan Documents include each of the following items:

(1)	the original Mortgage Note, endorsed, “Pay to the order of [blank], without recourse” and signed in the name of the last named endorsee by an authorized officer. The Mortgage Note shall include all intervening original endorsements showing a complete chain of title from the originator to the last named endorsee. To the extent that there is no room on the face of the Mortgage Note for endorsements, the endorsement may be contained on an allonge. Such allonge shall be firmly affixed to the Mortgage Note so as to become a part thereof;

(2)	the original of any loan agreement and guarantee(s) executed in connection with the Mortgage Note;

(3)	in the case of a Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage, with evidence of recording thereon, or, if the original Mortgage has not yet been returned from the recording office, a copy of the original Mortgage without evidence of recording thereon together with a certificate of either the closing attorney or an officer of the title insurer which issued the related title insurance policy, certifying that the copy is a true copy of the original of the Mortgage which has been delivered by such attorney or officer for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located;

(4)	in the case of a Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan to [blank], in form and substance acceptable for recording and signed in the name of the last endorsee by an authorized officer;

(5)	the originals of all intervening assignments of mortgage (if any) with evidence of recording thereon evidencing a complete chain of ownership from the originator of the Mortgage Loan to the last assignee, or if any such intervening assignment of mortgage has not been returned from the applicable public recording office or has been lost or if such public recording office retains the original recorded intervening assignments of mortgage, a photocopy of such intervening assignment of mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the title insurer insuring the Mortgage or the Responsible Party stating that such intervening assignment of mortgage has been delivered to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the party

Exhibit 2-1

delivering the Officer’s Certificate or by the Responsible Party; or (ii) in the case of an intervening assignment of mortgage where a public recording office retains the original recorded intervening assignment of mortgage or in the case where an intervening assignment of mortgage is lost after recordation in a public recording office, a copy of such intervening assignment of mortgage with recording information thereon certified by such public recording office or the Responsible Party to be a true and complete copy of the original recorded intervening assignment of mortgage;

(6)	the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

(7)	as to each Mortgage Loan, (i) the original mortgagee title insurance policy or (ii) if such policy has not been issued, an irrevocable written commitment or binder for such policy issued by a title insurer;

(8)	if the Mortgage Note, the Mortgage, any Assignment of Mortgage, or any other related document has been signed by a Person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such Person to sign or a copy of such power of attorney together with an Officer’s Certificate certifying that such copy represents a true and correct copy and that such original has been duly recorded in the appropriate records depository for the jurisdiction in which the Mortgaged Property is located; and

(9)	if the Mortgage Note, the Mortgage, any Assignment of Mortgage, or any other related document has been signed by a Person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such Person to sign or a copy of such power of attorney together with an Officer’s Certificate certifying that such copy represents a true and correct copy and that such original has been duly recorded in the appropriate records depository for the jurisdiction in which the Mortgaged Property is located.

If any original recorded document required to be delivered the Purchaser has been lost or if such public recording office retains the original recorded document, then in lieu of delivering such original, the Seller shall deliver, or cause to be delivered, a photocopy of such original document certified by such public recording office to be a true, correct and complete copy of the original recorded document.

If any original Mortgage required to be delivered to the Purchaser has been delivered for recording to the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located but has not yet been returned by such recording office, in lieu of delivering such original, the Seller shall deliver, or cause to be delivered, a certified true, correct and complete copy of such original Mortgage that has been delivered to the appropriate public recording office for recordation.

If any such other original document required to be delivered to the Purchaser but which has been delivered for recording to the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located but has not yet been returned by such

Exhibit 2-2

recording office, in lieu of delivering such original, the Seller shall deliver, or cause to be delivered, a certified true, correct and complete copy of such document that has been delivered to the appropriate public recording office for recordation.

Exhibit 2-3

EXHIBIT 3

MORTGAGE LOAN SCHEDULE

(Filed on Form SE in Paper Format)

EXHIBIT 4

LIST OF CERTAIN EXCEPTIONS